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1346ictz                                                           Exhibit 10.56
Eo419
23 February 98
                                     LICENSE
                                     -------
                                       AND
                                       ---
                             COLLABORATION AGREEMENT
                             -----------------------

         THIS LICENSE AND COLLABORATION AGREEMENT ("Agreement") is entered into as of February 27, 1998, between EPIMMUNE INC. ("Epimmune"), and G.D. SEARLE & CO. ("Searle") (individually a "Party" or collectively the "Parties").

         WHEREAS, Epimmune is the owner of certain valuable know-how and patent rights relating to certain technology platforms for the treatment and prevention of cancer; and

         WHEREAS, Searle wishes to obtain licenses to make, have made, use and sell in vivo and ex vivo immunotherapeutic and prophylactic products using such technology and to collaborate with Epimmune in the research and identification of such products for the treatment and/or prevention of cancer; and

         WHEREAS, Epimmune is willing to grant such licenses to Searle and to collaborate with Searle to develop such pharmaceutical products, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, the Parties agree as follows:


ARTICLE 1.  DEFINITIONS.
------------------------

1.1 "ACT" means, as applicable, either (a) the United States Food, Drug and Cosmetics Act and applicable regulations thereunder, as amended from time to time, or (b) the comparable laws, rules and regulations governing the registration, approval and sale of pharmaceutical drugs and devices in countries outside of the United States, as amended from time to time.

1.2 "AFFILIATE(S)" means any entity which directly or indirectly controls, is controlled by or is under common control with a Party. For purposes of this definition, "control" shall mean the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

1.3 "COLLABORATION" means the collaborative research activities of the Parties under this Agreement pursuant to the Research Plan during the Collaboration Term and the oversight by the JMC of the conduct of the Initial Development by the JPT.

1.4      "COLLABORATION TERM"  is defined in Section 15.1.1.


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1.5      "CONTROL" means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or arrangement with any Third Party.

1.6 "COST OF GOODS" means the cost of a Product or Product Component, as applicable, in bulk or finished form (including samples) calculated in accordance with GAAP. Cost of Goods shall include: (a) the cost of manufacture for a Product or Product Component, as applicable, manufactured by Searle or the amount paid for Product or Product Component manufactured by a Third Party; (b) the net cost or credit of any value-added taxes or duties actually paid or utilized in respect of the Product or Product Component; (c) the cost of freight, insurance and other transportation charges for the Product or Product Component to the extent not invoiced to Third Parties and (d) the cost of any royalty payments paid to Epimmune or Third Parties necessary for the manufacture, use or sale of [...***....] For purposes of this definition, "cost of manufacture" means the fully allocated cost of manufacturing a Product or Product Component, as applicable, (calculated in accordance with GAAP applied on a basis consistent with Searle's past practices), excluding start up expenses and including the direct and indirect cost of any raw materials, packaging materials and labor (including benefits) utilized in such manufacturing (including formulating, filling, finishing, labeling and packaging, as applicable) plus factory overhead (fixed and variable) allocated to such Product or Product Component.

1.7 "CYTOKINES" means a growth factor developed and/or owned by Searle or developed and/or owned by a Third Party.

1.8 "DEVELOPMENT" means all pre-clinical and clinical development activities with respect to a Product following the Product Alert, through and including obtaining Regulatory Approval.

1.9 "DEVELOPMENT BUDGET" means, with respect to each Product developed hereunder, the budget for the proposed costs to develop such Product under the Development Plan.

1.10 "DEVELOPMENT PLAN" means, with respect to each Product developed hereunder, the plan for the Development of such Product from the first Development activity to its Launch Date.

1.11 "EFFECTIVE DATE" means the later of the date on which this Agreement is executed by both Parties or the first business day following the day on which all required waiting periods under the Hart-Scott-Rodino Antitrust Improvements act of 1976, as amended, have expired or been terminated.

                                               CONFIDENTIAL TREATMENT REQUESTED

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1.12     "EPIMMUNE INITIAL TECHNOLOGY" means any Patent Rights and Know-How
         Controlled by Epimmune relating to the development, manufacture, use, marketing, sale and/or importation of Products in the Field which exist as of the Effective Date.

1.13 "EPIMMUNE PROJECT TECHNOLOGY" means any Patent Rights and Know-How invented solely by Epimmune during the course of performing work under the Research Plan and/or Development Plan during the Collaboration Term.

1.14 "EPITOPE" means the portion of an antigen that makes contact with a particular antibody or T cell receptor.

1.15 "FIELD" means in vivo and ex vivo immunotherapeutic and prophylactic therapies for the treatment and prevention of cancer.

1.16     "GAAP" means United States generally accepted accounting principles.

1.17 "IMPROVEMENT" means any invention or discovery, patentable or not, relating to the use, synthesis or manufacture of Products within the Field, that is dominated by the Epimmune Initial Technology, the Epimmune Project Technology or the Joint Technology and which comes under the Control of Epimmune.

1.18 "INITIAL DEVELOPMENT" means early stage development activities following Research up to the issuance of a Product Alert.

1.19 "INTELLECTUAL PROPERTY RIGHTS" means all Patent Rights, trademarks, copyrights and/or Know-How relating to the development, manufacture, use, marketing, or sale and/or importation of the Products in the Field which are Controlled by either Party as of the Effective Date or comes under the Control of either Party during the term of this Agreement or Controlled jointly by the Parties.

1.20     "JMC" means the Joint Management Committee described in Section 3.2.

1.21     "JPT" means the Joint Project Team described in Section 3.3.

1.22 "JOINT TECHNOLOGY" means any Patent Rights and Know-How invented jointly by Epimmune and Searle during the course of performing work under the Research Plan and/or Development Plan during the Collaboration Term.

1.23 "KEY MARKET(S)" means France, Germany, Italy, Japan, the United Kingdom and the United States.


1.24 "KNOW-HOW" means all proprietary, confidential technical information and data relating to Products, including, without limitation all data relating to synthesis, formulation, manufacture, analytical methods, clinical trials, pharmacology and toxicology.


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1.25     "LAUNCH DATE" means, with respect to each Product, the date of the first sale of a Product to a Third Party by Searle, its Affiliates or sublicensees through customary commercial channels of distribution.

1.26     "NET SALES" means:

                  (a) with respect to any Product, the gross amount invoiced on sales of a Product by a Party and/or its Affiliates and/or sublicensees, as applicable, to Third Parties, less the following items: (i) trade, cash and quantity and promotional discounts actually allowed and taken; (ii) excise, sales taxes or other taxes imposed upon and paid with respect to such sales (excluding national, state or local taxes based on income) as adjusted for rebates or refunds; (iii) freight, insurance and other transportation charges invoiced to Third Parties; (iv) amounts repaid or credited by reason of rejections, defects, recalls or returns; and (v) rebates (including pursuant to Medicaid or other similar governmental rebate, discount or chargeback programs).

                  (b) with respect to the [...***...] of any Product Type 2, the amount equal to the net amount invoiced on sales of a Product Type 2 by a Party and/or its Affiliates and/or sublicensees (determined in the manner described in (a)) multiplied by the [...***...] (as defined below) attributable to such Product Type 2; and

                  (c) with respect to the [...***...] of any Product Type 2, the amount equal to the net amount invoiced on sales of a Product Type 2 by a Party and/or its Affiliates and/or sublicensees (determined in the manner described in (a)) multiplied by the [...***...] (as defined below) attributable to such Product Type 2.

         The [...***...] shall mean a fraction, the numerator of which is the fair market value of the [...***...] included in the Product Type 2 and the denominator of which is the fair market value of all components included in the Product Type 2 (e.g., [...***...] and/or other ingredients). The [...***...] shall mean a fraction, the numerator of which is the fair market value of the [...***...] included in the Product Type 2 and the denominator of which is the fair market value of all components included in the Product Type 2 (e.g., [...***...] and/or any other ingredients). In the event that no market price is available for the [...***...], the fair market value shall be determined in good faith by the Parties, no later than the Launch Date for such




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         Product Type 2, taking into consideration, but not limited to, such factors as a cost/benefit analysis of each Product component and Product as a whole, drug profile, ease of use by patient and/or service provider, competition and other relevant market factors. In the event that the Parties disagree regarding the fair market value, the Parties shall resolve such dispute in accordance with Section 19.12 hereof.

1.27 "PADRE" means PAN DR Reactive Epitopes, as described in the Patent Rights included in the Epimmune Initial Technology.

1.28 "PATENT RIGHTS" means all claims contained in patents or patent applications and all divisions, continuations, continuations-in-part, reissues, extensions, renewals, supplementary protection certificates and foreign counterparts thereof, existing as of the Effective Date or filed or issuing during the Collaboration Term. The Patent Rights included in the Epimmune Initial Technology are set forth in Exhibit A. The Patent Rights included in the Searle Initial Technology are set forth in Exhibit B.

1.29 "PHASE I", "PHASE II", "PHASE III" AND "PHASE IV" means the phases of clinical development of pharmaceutical products and/or devices as defined in the Act.

1.30 "PRIOR AGREEMENTS" means the Confidentiality Agreement between the Parties dated December 3, 1996 and the Letter Agreement between the Parties dated September 5, 1997, as amended December 19, 1997.

1.31     "PRODUCT ALERT" is defined in Section 2.3.

1.32 "PRODUCT(S)" means any pharmaceutical product which is covered by at least one claim of the Patent Rights contained in Epimmune Initial Technology, Epimmune Project Technology and/or Joint Technology in any country.

1.33 "PRODUCT COMPONENT" means with respect to Searle, [...***...] and, with respect to Epimmune, [...***...] or other active component which is covered by at least one claim of the Patent Rights contained in Epimmune Initial Technology, Epimmune Project Technology and/or Joint Technology.

1.34 "PRODUCT TYPE 1" means a Product which contains an [...***...] alone and is not packaged in combination with a [...***...] nor sold at a single price in combination with a [...***....]

1.35 "PRODUCT TYPE 2" means a Product which contains [...***...] Component and is packaged in combination with one or more [...***...] or sold at a single price in combination with a [...***....]


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1.36     "PROJECT MANAGER" is defined in subsection 3.4.

1.37 "REGULATORY APPROVAL" means all authorizations by the relevant competent authorities required for marketing, promoting, pricing, reimbursing and selling of a Product in a given country of the Territory.

1.38 "REGULATORY AUTHORITY" means the United States Food and Drug Administration and/or such other similar and appropriate government regulatory authority or agency outside the United States, the approval of which is required for marketing, promoting, pricing, reimbursing and selling Products in the Territory.

1.39 "RESEARCH" means all discovery phase activities which precede pre-clinical and clinical development phases.

1.40     "RESEARCH BUDGET" is defined in Section 2.2.1.

1.41     "RESEARCH PLAN" is defined in Section 2.2.1.

1.42 "SEARLE INITIAL TECHNOLOGY" means any Patent Rights and Know-How Controlled by Searle and applicable to the Field which exist as of the Effective Date.

1.43 "SEARLE PROJECT TECHNOLOGY" means any Patent Rights and Know-How invented solely by Searle during the course of performing work under the Research Plan and/or Development Plan during the Collaboration Term.

1.44     "TERRITORY" means all the countries of the world.

1.45 "THIRD PARTY" means any person or entity other than Epimmune, Searle or their respective Affiliates.


ARTICLE 2.  RESEARCH COLLABORATION AND DEVELOPMENT.
---------------------------------------------------

2.1 SCOPE. The Parties shall collaborate to research and develop Products for use in the Field, making use of each Party's special expertise in the following manner:

         (a) The Research and Initial Development phases will be conducted jointly by the Parties pursuant to a mutually agreed Research Plan, through one or more joint project teams ("JPTs") as described in Section 3.3. The Research Plan is more particularly described in Section 2.2.

         (b) The Development phase will be conducted by a Searle Project Team pursuant to the applicable Development Plan with support from Epimmune pursuant to the Research Plan. The Development Plan is more particularly described in Section 2.4.


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2.2      RESEARCH PLAN AND BUDGET.

         2.2.1 A preliminary research plan and research budget are attached hereto as Exhibit C and Exhibit D, respectively. Epimmune will prepare, in consultation with Searle, and provide to the JMC within three (3) months following the Effective Date a four (4) year finalized research plan covering the calendar years 1998, 1999, 2000 and 2001 (as updated in accordance with Section 2.2.2, the "Research Plan") and a finalized budget for proposed Research costs (the "Research Budget") during the Collaboration Term. The Research Plan shall specify in detail all Research activities and priorities, time frames for completion of activities, which Party or Third Party is to be responsible for each activity, and any other items reasonably required by the Parties. Epimmune's financial obligation beginning [...***...] and continuing through the [...***...] shall be [...***....]
                    which amount shall be expended in accordance with the Research Plan and Research Budget. Such amount shall not be increased without Epimmune's approval and shall not be decreased without Searle's approval.

         2.2.2 The Research Plan shall be updated annually by the JPT(s), and reviewed and approved by the JMC, during the Collaboration Term. Not later than September 1st of each year of the Collaboration Term (other than the last year of the Collaboration Term unless the Collaboration Term is extended), the JPT will prepare, in consultation with the JMC, and provide to Searle a rolling, three (3) year research plan (the "Rolling Research Plan") which updates the Research Plan and details Epimmune's research activities planned and/or required to support Searle's on-going strategic, development and commercial objectives in connection with the development of Products as set forth in the Development Plan or otherwise. If the Collaboration Term is extended by mutual agreement pursuant to Section 15.1.1, then the Rolling Research Plan agreed to by the JMC in 2001 shall serve as the Research Plan for the calendar years 2002, 2003 and 2004, unless otherwise agreed by the parties.

2.3 PRODUCT ALERT. A product alert is the formal selection of a compound for clinical development based on criteria determined by Searle in accordance with the procedures set forth in its "Product Lead Team Document Outline and Approval Process" document dated February 7, 1997 ("Product Alert"). Searle shall determine the criteria for each Product Alert and advise Epimmune as soon as practicable of such criteria for each Product to be developed hereunder and such criteria shall be included in the Research Plan. Each JPT is responsible for the conduct and management of the Research Plan and Initial Development relating to each Product developed within the technology platform applicable to such JPT until, with respect to individual potential Products, each such potential Product enters the Product Alert stage. Not later than the issuance of a Product Alert for each new Product entering the Product Alert stage, a "Searle Project Team" shall be formed for the implementation, conduct and management of the Development activities for such potential Product. The Searle Project Team shall be comprised of those Searle representatives responsible for the relevant Development activities and one Epimmune representative.


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2.4      DEVELOPMENT PLAN AND BUDGET.

         2.4.1 PREPARATION AND SUBMISSION. Promptly following the constitution of the first JPT pursuant to the terms of
                    Section 3.3, the JPT shall prepare and submit, not later than three (3) months following the Effective Date, to the JMC the Development Plan for the first Product to be developed hereunder and the Development Budget for such Product. Promptly following Searle's approval of the Development of Products under a new technology platform, a JPT shall be formed, unless otherwise agreed by the JMC. Within three (3) months after the formation of each such JPT, the JPT (or, if no such JPT was formed, pursuant to the decision of the JMC, the existing JPT(s)) shall submit to the JMC the Development Plan and Development Budget for such new Product. Each Development Plan and its Development Budget shall be updated as deemed appropriate by the applicable Searle Project Team, but in no event less frequently than annually. Each Development Plan and its annual update shall specify in detail all Development activities and priorities, time frames for completion of activities, which Party or Third Party is to be responsible for each activity, and any other items reasonably required by the Parties with respect to the Development of the applicable Product, with the first twelve (12) months of such Plan and/or updated Plan provided in detail, and with as much detail as then available for the remaining years of such Plan and/or updated Plan. Each Development Plan will also include, to the extent practicable, the then-expected profile for the Product being developed thereunder, the desired labelling and the criteria for determining acceptable requirements for any appropriate worldwide applications for Regulatory Approval. In preparing each Development Plan and Development Budget, the JPT (or Searle Project Team, as appropriate) shall ensure that there is adequate marketing input and shall give due consideration to worldwide development of the Product.

         2.4.2 APPROVALS. During the Collaboration Term, each Development Plan, its annual update and changes thereto shall be subject to the approval of the JMC as provided in subsection 3.2.2. Following the Collaboration Term, Searle shall have the right, in its sole discretion, to change or amend the Development Plan; provided, however no such change or amendment shall alter Searle's obligations under Article 17, except as otherwise provided in Sections 17.2.4 and 17.2.5. Searle's financial obligation with respect to the Development Plan shall be set forth in the Development Budget. The Development Budget and any changes thereto shall be subject to the sole approval of Searle.


                                      -8-

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2.5      SEARLE RESPONSIBILITIES. Searle shall be responsible for conducting the following Research and Development activities in accordance with the requirements of the Research Plan and/or Development Plan(s):

         (a) to supply [...***...] used in Research and Development of the Products;
         (b) to provide all analytics required for the Products;
         (c) to provide preclinical development such as pharmacology, toxicology, formulation, etc.;
         (d) to perform stability and compatibility studies;
         (e) to develop worldwide clinical, regulatory and commercialization strategies for the Products;
         (f) to prepare, submit and maintain all appropriate worldwide filings for the initiation and conduct of clinical trials;
         (g) to develop a worldwide clinical plan;
         (h) to conduct, directly or via Third Parties, all clinical trials necessary to launch Products worldwide;
         (i) to prepare, submit and maintain applications for Regulatory Approvals and manage all communications with Regulatory Authorities; and
         (j) to provide support for marketing of Products following Product launch (e.g., Phase IV Studies).

         For purposes of dispute resolution in accordance with subsection 3.3.4, Searle is hereby designated as the Lead Party for each of the responsibilities listed above.

 2.6 EPIMMUNE RESPONSIBILITIES. Epimmune shall be responsible for conducting the following Research activities in accordance with the requirements of the Research Plan:

         (a) to identify, test, and modify [...***...] of human tumor antigens;
         (b) to conduct research to define [...***...];
         (c) to conduct research to define [...***...]; and
         (d) to provide necessary support of development, clinical and marketing efforts as defined in the Development Plan.


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         For purposes of dispute resolution in accordance with subsection 3.3.4,
         Epimmune is hereby designated as the Lead Party for each of the responsibilities listed in (a), (b) and (c) above.

2.7 ON-SITE PRESENCE. Searle may have representative(s) occupy space at Epimmune's premises on an as-needed basis in order to participate in the Research Plan and, if necessary, Development Plan activities during the Collaboration Term.

ARTICLE 3.  MANAGEMENT.
-----------------------

3.1 COMMITTEES. The Parties agree that the Collaboration activities and relationship hereunder will be managed by the JMC and the JPT.

3.2      JOINT MANAGEMENT COMMITTEE.

         3.2.1 COMPOSITION. The JMC will be composed of three (3) members from each Party. Promptly after the Effective Date, the Parties will appoint their respective representatives to the JMC. The position of chairperson shall rotate between the Parties annually. The chairperson during the first year of the term hereof will be a Searle representative. A Party may change any of its representatives at any time by giving written notice to the other Party. The JMC will continue in existence through the end of the Collaboration Term.

         3.2.2 RESPONSIBILITIES. The JMC will oversee the Collaboration and the Development Plan and manage the relationship hereunder, including the JPT. In particular, the JMC will:

                    (a) oversee the JPT;
                    (b) review and approve the Research Plan and Initial
                        Development;
                    (c) provide recommendations relating to the conduct of the
                        Research Plan and Initial Development;
                    (d) approve the terms of any agreements for the use or
                        acquisition of Third Parties' enabling technology as it relates to an Epimmune technology platform;
                    (e) subject to the provisions of Sections 2.4.2 and 4.2,
                        pre-approve any modification in the Development Budget;
                    (f) approve the Cytokine components, if any, to be used in the final Products;
                    (g) approve any material change in the Initial Development;
                    (h) conduct program reviews at least twice yearly, or more frequently as determined by the JMC;
                    (i) review and approve Joint Technology patent strategies
                        and filings based on the recommendations of the Parties' patent counsel pursuant to Article 11; and
                    (j) perform such other functions as agreed in writing by the
                        Parties.


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         3.2.3      MEETINGS AND VOTING. The JMC will meet at such times as
                    either Party may request, but in no event less frequently than twice per calendar year, alternating between the principal places of business of each Party (San Diego and Skokie or St. Louis) and will otherwise communicate as necessary by telephone, facsimile and video conference. The chairperson shall appoint a secretary, who shall be responsible for circulating minutes of the meeting within ten (10) business days following the meeting. Each Party recognizes the importance of the JMC in the success of the Collaboration and will use diligent efforts to cause all its representatives to attend all meetings. The JMC shall make decisions by unanimous consent. Voting by proxy is permissible. All decisions of the JMC shall be final and non-appealable. Additional participants may be invited by any member to attend meetings where appropriate, provided such additional participants shall have no vote.

         3.2.4 DISPUTE RESOLUTION. If any dispute arises between the Parties as a result of any decision made or not made by the JMC or as a result of the JMC's failure to resolve an issue reviewed by it, then Epimmune shall make the final decision on Research matters relating to Epitope and PADRE technologies, for which it has responsibility under the Research Plan, and Searle shall make the final decision on all other matters. If either Party in good faith believes such final decision of the other Party will have a materially adverse effect on the outcome of the Research Plan and/or the Development Plan, then such Party may refer the issue to the senior executives of each Party (i.e., the President of Epimmune and the President of Searle R&D) for resolution. If the senior executives are unable to resolve such issue within thirty (30) days of the date it was referred to them, the Parties shall resolve such dispute in accordance with Section 19.12 hereof.

3.3      JOINT PROJECT TEAM.


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         3.3.1      COMPOSITION. The JPT will be composed of representatives
                    from each Party, including each Party's Project Manager, who are directly involved with and responsible for Research and Development activities. Promptly after the Effective Date, the Parties will appoint their respective representatives to the JPT. It is anticipated that the total number of representatives on the JPT will fluctuate depending on the then-current requirements under the Research Plan and the Development Plan, however the total number of representatives shall not exceed ten (10). The position of chairperson shall rotate between the Parties annually. The chairperson during the first year of the term hereof will be an Epimmune representative. A Party may change any of its representatives at any time by giving written notice to the other Party. The JPT will continue in existence through the end of the Collaboration Term.

         3.3.2 RESPONSIBILITIES. Each JPT shall be responsible for overseeing and managing all aspects of the Research Plan and Initial Development activities with respect to Products within its technology platform. In particular, the JPT shall:

                    (a) prepare and submit the first annual Development Plan,
                        the Initial Development activities and the Development Budget to the JMC for review and approval;
                    (b) prepare and submit to the JMC, the Rolling Research
                        Plan, the Research Plan and Research Budget relating to Products within its technology platform.
                    (c) allocate the Research activities among Epimmune, Searle and Third Parties in accordance with this Agreement;
                    (d) implement the annual Research Plan and ensure that the program stays within the Research Budget;
                    (e) review progress and recommend any necessary interim
                        changes to the Research Plan to JMC;
                    (f) discuss and resolve ongoing issues;
                    (g) provide annual and quarterly progress reports of budget and program activities to the JMC;
                    (h) provide quarterly forecasts of budget and program
                        activities to the JMC;
                    (i) provide and/or support program reviews with Searle R&D senior management as requested from time to time;
                    (j) develop and implement publication strategies;
                    (k) support development and implementation of the clinical, regulatory and commercial strategies carried out by Searle following each Product Alert; and
                    (l) perform such other functions as agreed in writing by the
                        Parties.

                    Following the transfer of a Product to the Searle Project Team, the JPT's responsibilities with respect to such Product shall be limited to discovery support during Development as provided in the Development Plan for such Product. Any of Epimmune's responsibilities therefor shall be set forth in the Research Plan.


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         3.3.3      MEETINGS. The JPT will meet at such times as the chairperson or either of the Project Managers may request, but in no event less frequently than once every month. If possible, the meetings shall be held in person, or where appropriate, by telephone, facsimile and video conference. The chairperson shall appoint a secretary, who shall be responsible for circulating minutes of the meeting within ten (10) business days following the meeting. Minutes of each meeting shall be signed by both Project Managers. Each Party recognizes the importance of the JPT in the success of the collaboration contemplated hereunder and will use diligent efforts to cause all its representatives to attend all meetings. Additional participants may be invited by any member to attend meetings where appropriate.

         3.3.4 DISPUTE RESOLUTION. If the JPT is unable to reach consensus on any matter relating to an item for which a Lead Party has been designated pursuant to Sections 2.4 or 2.5, then the relevant Lead Party shall decide such matter. Notwithstanding the foregoing sentence, if the non-Lead Party in good faith believes the decision of the other Party will have a materially adverse effect on the outcome of the Research Plan and/or the Development Plan, then such Party may refer the issue to the JMC for resolution.

3.4 PROJECT MANAGERS. Each Party shall designate one senior representative to serve as the primary contact person between the parties (the "Project Manager"). Both Project Managers shall be members of the JPT and shall be responsible for facilitating the exchange of all Collaboration information and data between the Parties.


ARTICLE 4.  COLLABORATION FUNDING
---------------------------------

4.1 EXPENSES. Each Party shall be responsible for bearing its own expenses associated with its obligations to carry out the Research Plan and Development Plan to the extent such expenses are contained in the Research Budget and Development Budget, respectively.

4.2 BUDGET CHANGES. The JMC shall not have the right to increase either party's portion of the Research Budget and/or Development Budget over the commitment of such Party contained therein, without the written consent of such Party. In any event, final approval of the Development Budget and any changes thereto shall reside with Searle, subject to the provisions of Section 2.4.2.

ARTICLE 5.  WARRANTY.
---------------------

5.1      Epimmune represents and warrants to Searle that:

         5.1.1 the grant of the license by Epimmune to Searle of the Epimmune Initial Technology does not conflict with any other agreement to which Epimmune is a party;

         5.1.2 other than as disclosed by Epimmune in writing prior to the Effective Date, it has not received any notice that practice of the inventions claimed under Epimmune Initial Technology infringes on the patent or other legally protected intellectual property rights of any Third Party in the Territory and it is not aware of any basis therefor;

         5.1.3 there are no pending or threatened adverse claims of ownership, and, to the best of Epimmune's knowledge, no facts or circumstances exist which could give rise to adverse claims of ownership, to the Epimmune Initial Technology;

         5.1.4 all inventions, including all patents or patent applications (and all divisions, continuations, continuations-in-part, reissues, extensions, renewals, supplementary protection certificates and foreign counterparts thereof), trademarks, copyrights and proprietary, confidential technical information and data existing as of the Effective Date and materially relating to the license rights granted hereunder which were originally owned by Cytel Corporation ("Cytel") have been properly assigned irrevocably to Epimmune, and documentation of the assignment of all such patents or patent applications have been properly filed with the U.S. Patent Office, submitted to foreign associates for filing within five (5) days of the Effective Date with any comparable government agencies outside of the United States, and shall be diligently pursued by Epimmune; and

         5.1.5 As of the date of the assignment contemplated by Section 5.1.4, Epimmune has entered into proprietary information and assignment of inventions agreements with each of its employees and consultants who are to do work under the Collaboration and any inventions relating to the license rights granted hereunder conceived or reduced to practice following such date by persons working for Epimmune (or Cytel only through the Effective Date) will come under the Control of Epimmune.

5.2      Each Party warrants to the other that:

         5.2.1 it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

         5.2.2 the execution and delivery by it of this Agreement and the performance of its obligations hereunder have been duly approved by any necessary corporate action; do not require any shareholder action or the approval and consent of any trustee or the holders of any indebtedness which has not been obtained; do not and will not contravene any law, regulation, rules or order binding on it in any material respect; and do not and will not contravene the provisions of, or constitute an act of default under, any debenture, mortgage contract or other agreement or instrument to which it is a party in any material respect;

         5.2.3 it will perform all its obligations hereunder in compliance in any material respects with all applicable laws, including the Act; and

         5.2.4 it is not party to any Agreement in conflict with the rights granted hereunder and that entering into and performing its obligations under this Agreement will not conflict in any material respect with its obligations to any Third Parties.

5.3 Searle represents and warrants to Epimmune that Searle will not use the Epimmune Initial Technology or the Epimmune Project Technology for any purpose other than the discovery and Development of royalty-bearing Products pursuant to this Agreement.

5.4 Except as expressly set forth in this Article 5, no other express or implied representation or warranty is made by either Party.


ARTICLE 6.  LICENSE GRANT TO SEARLE; REVIEW RIGHTS
--------------------------------------------------

6.1      Epimmune hereby grants to Searle:

         6.1.1 an exclusive license, with right to sublicense, in the Territory to make, have made, use, sell and import Products in the Field under the Epimmune Project Technology and under Epimmune's rights in the Joint Technology; provided, however, that such license of Epimmune Project Technology is granted subject to the license granted to Takara Shuzo, Co. Ltd. ("Takara") of certain Patent Rights Controlled by Epimmune to the extent such Patent Rights are dominated by Epimmune Initial Technology and are filed on or before January 26, 2000, which rights are limited to the rights to make, use and sell products and services in the field of ex vivo cellular therapy for treatment of cancer in Japan.

         6.1.2 an exclusive license, with right to sublicense, in the Territory to make, have made, use, sell and import Products in the Field under the Epimmune Initial Technology; provided, however, such grant of license shall not include rights previously granted to Takara, which rights are limited to the rights to make, use and sell products and services in the field of ex vivo cellular therapy for treatment of cancer in Japan.

         6.1.3 subject to the provisions of Section 6.3, an exclusive license, with right to sublicense, for uses of Searle Cytokines outside the Field in the Territory under the Epimmune Project Technology and under Epimmune's rights in the Joint Technology.

6.2 Except as provided in Section 3.2.2(d), the licenses granted to Searle herein shall include the right to sublicense, co-develop, co-promote and/or co-market Products with Third Parties without obtaining Epimmune's consent.

6.3 The grant of license by Epimmune under subsection 6.1.3 is not intended to restrict any use by Epimmune outside the Field of Epimmune Project Technology or, subject to the limitations contained in Section 11.1, of Joint Technology.

6.4 Epimmune hereby grants to Searle the right to review, within the first ninety (90) days following the Effective Date, its scientific data relating to infectious disease Epitopes utilizing Epimmune technology prior to disclosing such data to any Third Party (except those Third Parties to whom Epimmune and/or its Affiliates as of September 5, 1997 may have already disclosed such information and/or with whom Epimmune and/or its Affiliates were already engaged in discussions regarding potential transactions relating to infectious disease Epitopes). Following such initial review, Epimmune shall present to Searle twice in each calendar year during the Collaboration Term, an update of such data, except for any such data the rights to which have been granted to a Third Party. Following such review by Searle, upon mutual agreement (but without any obligation to do so), the Parties may enter good faith negotiations for the license by Searle of the rights to some or all of such technology.


ARTICLE 7.  ROYALTIES; MILESTONE PAYMENTS
-----------------------------------------

7.1 In consideration of the grant of rights by Epimmune under Sections 6.1 and 6.2 and subject to the provisions of Sections 7.2 and 7.3, Searle shall pay Epimmune royalties of:

         7.1.1  [...***...] of Net Sales of Product Type 1;

         7.1.2 [...***...] of Net Sales of the Epimmune Product Component included in each Product Type 2;

         7.1.3 [***] of net sales of a Searle Cytokine or Searle Product Component included in any product (determined in a manner consistent with that described in Section 1.26) if and only if such Searle Cytokine is covered by at least one composition of matter claim of the Patent Rights contained in Joint Technology.

7.2      The royalties due under Sections 7.1.1 and 7.1.2 shall be reduced by

         (i) [...***...] of the total amount of royalties, if any, paid to Third Parties under licenses existing as of the Effective Date or future licenses granting rights to Epimmune and/or Searle which are necessary to make, have made, use or sell any Product Type 1 or the Epimmune Product Component of a Product Type 2; and

         (ii) [...***...] of the dollar amount, if any, by which Searle's Cost of Goods for Product(s) containing either [...***...] or a [...***...] exceeds [...***...] of Searle's Net Sales of such Product.

         provided, however, in no event shall such royalties payable to Epimmune be reduced below [...***...] of Net Sales as a result of the application of the foregoing clauses (i) and/or (ii).

7.3 The royalty rates specified in Section 7.1 shall be reduced by [...***...] for any country of the Territory in which there are no Patent Rights or the Patent Rights relating to the Product expire, are declared invalid or no longer provide Searle the exclusive (subject to the limitations described in Section 6.1), right to make, use and sell the Product. A Patent Right shall be deemed invalid if the related patent is held invalid or unenforceable by any court of competent jurisdiction and of last resort or by any inferior court of competent jurisdiction, tribunal or agency from which no appeal is taken.

7.4 If the Collaboration Term expires on or after December 31, 2001 and upon such expiration, Epimmune has failed to meet its funding obligations set forth in Section 2.2.1, [...***....]

7.5 Searle shall make payments to Epimmune upon the occurrence of Development milestones in accordance with the provisions of Exhibit E. Searle may make a portion of such milestone payments in accordance with
         Section 8.1 of that certain Stock Purchase Agreement of even date herewith between Searle and Cytel.

ARTICLE 8.  PAYMENT; TAXES; AUDIT RIGHTS
----------------------------------------

8.1 Royalties due to Epimmune under this Agreement for each calendar quarter of the term hereof shall be paid by Searle or its sublicensees in United States Dollars within sixty (60) days following the end of each such calendar quarter. Each payment of royalties made to Epimmune hereunder shall be accompanied by a written report, clearly showing the Net Sales for the months of the quarter for which payment is being made and the calculation of royalties due. Foreign currency conversions into United States Dollars shall be made monthly at the rate of exchange published in the Midwest edition of The Wall Street Journal for the currency of the applicable country on the last business day of the calendar month for which Net Sales were made.

8.2 All payments to be made by Searle pursuant to Article 7 shall be made in immediately available funds in United States dollars by wire transfer to such bank and account of Epimmune as may be designated from time to time by Epimmune.
8.3 Payments under Article 7 shall not be reduced by any taxes, licenses, fees or other withholdings levied upon such payments by the government of any country, or political subdivisions or agencies thereof, from which Searle makes the payment unless all of the following requirements are met:

         8.3.1 the amount, if any, by which the payments are reduced, is a tax imposed on royalties or income and is not an excise, franchise, privileges turnover, sales, production, value added, or property tax, or any other type of levy or duty;

         8.3.2 the tax is imposed on Epimmune under the laws of the relevant country in the Territory, and Searle is required by law to withhold the tax from payments to Epimmune and to pay such tax to the government, or political subdivision or agency thereof, of such country; and

         8.3.3 Searle furnishes Epimmune with a tax receipt for the taxes withheld within sixty (60) days of payment thereof or such other documentation as Epimmune may reasonably require in order that Epimmune may credit such amount in full against its own tax liabilities.

         All taxes, licenses, fees or other levies or duties imposed upon Searle or which arise because of payments to Epimmune by Searle under this Agreement, other than those which meet the requirements of subsections 8.3.1, 8.3.2, and 8.3.3, shall be paid and absorbed by Searle.

8.4 Searle shall keep and maintain for two (2) years after payment of royalties, complete and accurate books and records in sufficient detail so that royalties payable hereunder and/or any deductions thereto can be properly calculated.

8.5 No more frequently than once during each year of the term of this Agreement, Searle shall permit Epimmune's independent auditors, to whom Searle has no reasonable objection and with reasonable notice at any time during normal business hours, to inspect and audit such accounts and records of Searle for the sole purpose of verifying the accuracy of the royalty payments submitted to Epimmune and the reports which accompanied them. Epimmune's independent auditors shall not disclose to Epimmune or any Third Party any information other than information relating solely to the accuracy of the accounting and payments made by Searle. Any such inspection of Searle's records shall be at Epimmune's expense unless such audit discloses a deficiency in the amount of Net Sales reported by Searle of more than 5% of the actual amount of Net Sales, in which case Searle shall bear the full cost of such audit.


ARTICLE 9.  DISCLOSURE OF KNOW-HOW AND IMPROVEMENTS
---------------------------------------------------

9.1 Promptly after execution of this Agreement by both Parties and promptly after discovery or acquisition during the term of this Agreement, Epimmune shall disclose to Searle in writing all Know-How included in the Epimmune Initial Technology, the Epimmune Project Technology and/or the Joint Technology. Promptly after discovery or acquisition during the Collaboration Term, Searle shall disclose to Epimmune in writing all Know-How included in the Searle Project Technology and the Joint Technology.

9.2 During the Collaboration Term and for a period of [...***...] thereafter, Epimmune shall disclose to Searle in writing promptly after discovery or acquisition all Improvements which are dominated by the Epimmune Initial Technology, the Epimmune Project Technology and/or the Joint Technology. Searle, at its option, may include said Improvements, whether patented or not, within the rights granted hereunder,
         [...***....]


ARTICLE 10.  SUPPLY
-------------------

Each Party, at its own expense, shall supply to the other Party its Product Component for the conduct of the Research activities, provided that [...***...] required for activities under the Research Plan and Development Plan shall be supplied, at Searle's expense, by Searle, Cytel or a Third Party. Searle shall be responsible for manufacturing or causing to be manufactured Products and Product Components required under the Development Plan and following Launch Date(s).



                                      -19-     CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 11.  INTELLECTUAL PROPERTY RIGHTS.
------------------------------------------

11.1     JOINT TECHNOLOGY.

         11.1.1 Each party shall have the royalty-free right to use Joint Technology freely, subject to the licenses granted under the provisions of Article 6 and to the provisions contained in Sections 11.1.2 and 15.5.4.

         11.1.2 Except as provided in Section 15.5.4, Epimmune shall have no right to practice or sublicense Joint Technology to the extent it includes Searle Cytokines. For the avoidance of doubt, in the event Joint Technology is useful for any purpose other than in connection with Searle Cytokines, this
                    Section 11.1.2 is not intended to preclude Epimmune from using Joint Technology in connection with such other purposes.

11.2     PATENTABLE INVENTIONS.

         11.2.1 Searle shall own solely all Searle Project Technology, including all Patent Rights with respect thereto, and Epimmune shall own solely all Epimmune Project Technology, including all Patent Rights with respect thereto.

         11.2.2 The Parties shall own jointly all Joint Technology including all Patent Rights thereto. Each Party shall have the right to make, have made, use or sell any such Joint Technology only as permitted in Section 11.1.

         11.2.3 Enforcement of Intellectual Property Rights relating to any such Project Technology or Joint Technology shall be governed by Section 11.6.

11.3     PROSECUTION AND MAINTENANCE OF PATENT RIGHTS.

         11.3.1 Except as provided in Section 3.2.2(j), each Party, at its expense, shall be responsible for filing, prosecuting and maintaining the Patent Rights included in its respective Initial Technology and Project Technology. If a Party decides not to pursue patent protection for any invention claimed in any patent application or patent within such Patent Rights in any country, it shall give the other Party reasonable notice thereof. The other Party, at its expense, may file, prosecute or maintain a patent application or patent covering such invention, and the ownership of such invention will not be affected.

         11.3.2 The Parties will develop a joint strategy for filing, prosecution and maintenance worldwide of the Patent Rights included in the Epimmune Project Technology, Searle Project Technology and Joint Technology with the understanding that they will attempt to reach mutual agreement upon such matters. In the event that the Parties are unable to reach mutual agreement, Epimmune will have responsibility with respect to all Patent Rights included in the Epimmune Project Technology and Joint Technology which cover Epitope identification or compositions and PADRE, and Searle will have responsibility for all Patent Rights included in the Searle Project Technology and all other Joint Technology. The Parties shall share equally all expenses for filing, prosecution and maintaining the Patent Rights included in Joint Technology.

         11.3.3 Searle will have the opportunity to provide significant input to the filing and prosecution strategy for all Patent Rights included in the Epimmune Initial Technology, Epimmune Project Technology, and Joint Technology relevant to the Field for which Epimmune has responsibility. Patent counsel for each Party will meet regularly to discuss strategy, and Searle shall have at least thirty (30) days to provide input and comments on any significant patent actions. Epimmune shall have the final say with respect to such actions. In the event that Epimmune elects to abandon any of the Patent Rights included in the Epimmune Initial Technology, Epimmune Project Technology, or Joint Technology relevant to the Field for which it is responsible in any country of the Territory (unless such abandonment occurs because the subject matter of the abandoned patent is covered by other Patent Rights included in the Epimmune Initial Technology, Epimmune Project Technology or Joint Technology), Searle shall have the right to assume such patent or patent application.

         11.3.4 Epimmune will have the opportunity to provide significant input to the filing and prosecution strategy for all Patent Rights included in the Searle Project Technology and Joint Technology relevant to the Field for which Searle has responsibility, and Searle agrees, within reason, to include claims which might be useful for applications outside the Field. In the event that Searle elects to abandon any of the Patent Rights included in the Searle Project Technology or Joint Technology relevant to the Field for which it is responsible (or claims of interest to Epimmune) in any country of the Territory, Epimmune shall have the right to assume such patent or patent application.

11.4 PATENT EXTENSIONS. If agreed by the JMC, the Parties shall apply in a timely manner for such patent term extensions or supplemental protection certificates for the Patent Rights relating to an invention made hereunder as are available under any applicable legislation. All expenses incurred in connection with such patent term extensions or supplemental protection certificates shall be paid by the Party
         (or Parties in the case of Joint Technology) responsible for the prosecution and maintenance of the applicable Patent Rights.

11.5 COOPERATION. Each Party shall sign or have its appropriate employees and agents sign such documents as may be necessary to obtain, perfect or maintain any Patent Rights filed or to be filed pursuant to this Agreement, and shall furnish all information in its possession reasonably necessary in connection therewith.

11.6     INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

         11.6.1  (a)    If either Party becomes aware of any infringement or
                        threatened infringement or misappropriation of any Intellectual Property Rights in the Field, it shall promptly notify the other Party in writing. The Party responsible for the prosecution and maintenance of such Intellectual Property Rights under Section 11.3, at its expense (subject to subsection 11.6.1(b)), shall have the right, but not the obligation, to institute, prosecute and control any legal proceeding in its name and by its counsel to prevent or restrain such infringement in the Field. If such Party declines to institute legal proceedings, the other Party shall have the right to institute, prosecute and control any legal proceeding in its name and by its counsel to prevent or restrain such infringement in the Field. The Party asserting such Intellectual Property Rights will deduct and retain from any and all amounts recovered from Third
                        Parties the amount of all reasonable costs and expenses incurred by it in prosecuting such legal proceeding. Any remaining amounts recovered from such Third Parties shall be shared by the Parties; [...***...] to the Party which asserted such Intellectual Property Rights and [...***...] to the other Party.

                 (b) The Parties shall determine which Party shall have the primary right and responsibility (but not the obligation) to institute, prosecute, and control any proceeding with respect to infringement or misappropriation of Joint Technology. If a Party brings any such proceeding, the other Party agrees to be joined as a party plaintiff if required to enforce Patent Rights related to Joint Technology. In such case, the other Party will give such Party reasonable assistance and authority to file and prosecute such suit. Any damages or monetary recovery shall be split equally between the Parties, after payment of each Party's legal costs and expenses.

         11.6.2 In connection with any proposed settlement with respect to any infringement or threatened infringement of any Intellectual Property Rights, the Party intending to settle shall notify and consult with the other Party as to the terms of settlement. The other Party's written consent, which shall not be unreasonably withheld, shall be required prior to any such settlement.

         11.6.3 In connection with any action taken by either Party against a Third Party to protect or enforce any Intellectual Property Rights, the other Party shall, if requested, consult with the Party taking such action, and make available as witnesses its employees or as evidence any materials and/or data as are reasonably necessary for the furtherance of such action. The expenses in connection with the providing of witnesses and/or the making available of any materials and/or data shall be borne by the Party incurring them, and reimbursed by the Party bringing such action pursuant to subsection 11.6.1(a).

11.7 INFRINGEMENT OF THIRD PARTY PATENT RIGHTS. If either Party is sued for patent infringement of any Third Party patents arising out of the manufacture, use, sale or importation of any Product, the Parties shall promptly meet to discuss the course of action to be taken to resolve or defend any such infringement litigation. Subject to the indemnification provisions of Article 16, a Party shall assume the defense of such action if the infringement relates solely to the use of such Party's Initial Technology; provided, however, if an action is brought alleging that Epimmune Initial Technology is infringing any Third Party patents, Searle shall have the right to participate fully at its expense in the defense of such action. Each Party shall provide the other with such assistance as is reasonably necessary and shall cooperate in the defense of any such action.

11.8 THIRD PARTY TECHNOLOGY. Searle will use commercially reasonable efforts to obtain rights to any Third Party patents it deems necessary to commercialize the Products.


ARTICLE 12.  LICENSE GRANT TO EPIMMUNE
--------------------------------------

12.1 Searle hereby grants to Epimmune a non-exclusive license, with right to sublicense, in the Territory to make, have made, use and sell Products outside of the Field under the Searle Project Technology; provided, however, except as provided in Section 15.5.5, Epimmune shall have no right to practice or sublicense Searle Project Technology to the extent it includes Searle Cytokines. For the avoidance of doubt, in the event Searle Project Technology is useful for any purpose other than in connection with Searle Cytokines, this Section 12.1 is not intended to preclude Epimmune from using Searle Project Technology in connection with such other purposes.

12.2 In consideration of the grant of license rights by Searle under Section 12.1, Epimmune shall pay Searle (i) in the case where Epimmune and/or its Affiliates sell products which are covered by at least one claim of the Patent Rights contained in the Searle Project Technology outside of the Field directly to Third Parties, royalties on Epimmune's Net Sales of such products by Epimmune and/or its Affiliates at the rate of

         [...***...] and (ii) in the case where Epimmune licenses products which are covered by at least one claim of the Patent Rights contained in the Searle Project Technology outside of the Field to any Third Party, [...***...] of the royalties actually received by Epimmune from any such Third Party for the license of such product up to a maximum of [...***...] of such Third Party's Net Sales of such products.

12.3 In consideration of the disclosure of information to Takara permitted under Section 13.3, Epimmune shall pay or cause to be paid to Searle the following royalties, as applicable, on the net sales of products and services which use, incorporate or are developed based on such information:

         12.3.1 [...***...] if royalties owed to Epimmune by Takara, after payment by Epimmune of all Third Party royalties except those owed to Searle hereunder, are [...***...] or greater;

         12.3.2 [...***...] if royalties owed to Epimmune by Takara, after payment by Epimmune of all Third Party royalties except those owed to Searle hereunder, are [...***...] or greater; and

         12.3.1 If royalties owed to Epimmune by Takara, after payment by Epimmune of all Third Party royalties except those owed to Searle hereunder, are between [...***...] and [...***...] Searle's royalty shall be [...***...] less one third of the amount royalties to Epimmune are reduced below [...***....]

12.4 The provisions of Sections 1.26 and 7.3 and Article 8 shall apply mutatis mutandis to Epimmune with respect to all royalties payable by Epimmune hereunder.


ARTICLE 13.  CONFIDENTIAL INFORMATION.
--------------------------------------

13.1 INFORMATION. Each Party shall keep all information received from the other Party hereunder or pursuant to any of the Prior Agreements or developed during the term hereof (the "Information") confidential and shall not disclose nor use the Information without the other Party's written consent except to the extent contemplated by this Agreement. This restriction shall not, however, prevent disclosure of the Information if and to the extent that disclosure is required by law, PROVIDED that the disclosing Party first informs the other Party without delay of any such requirement to allow such other Party to object to such disclosure and to seek an appropriate protective order or similar protection prior to disclosure. This obligation shall survive for five (5) years after termination or expiration of this Agreement.


                                      -24-      CONFIDENTIAL TREATMENT REQUESTED

13.2 EXCEPTIONS. The above obligations shall not apply or shall cease to apply if such Information:

         (a) has become generally available to the public otherwise than through violation of this Agreement;
         (b) was already in the recipient's possession prior to its acquisition from the disclosing Party (other than Information provided under the Prior Agreements);
         (c) has been received from a Third Party who is not under any obligation of confidentiality; or
         (d) has been independently developed by the receiving Party (except for Information developed pursuant to this Agreement) without the aid or use of Information of the disclosing Party as supported by competent written proof.

13.3 PERMITTED DISCLOSURES. Information may be disclosed to a Party's Affiliates and agents, consultants, permitted sublicensees, suppliers or subcontractors of the recipient Party, but only to the extent required to accomplish the purposes of this Agreement and only if the receiving Party obtains prior written agreement from such individuals and/or entities to hold in confidence and not use such Information for any purpose other than those permitted by this Agreement. Subject to the provisions of the following sentence, information developed during the term hereof may be disclosed (a) by Epimmune to its potential partners or licensees in connection with a corporate partnership license or similar arrangement outside the Field, provided all clinical data developed hereunder is excluded from any such disclosure unless otherwise agreed in writing by Searle; and (b) by Searle to its potential corporate partners or sub-licensees in connection with a sublicense, co-development, co-promotion or similar arrangement in the Field. No such disclosure shall occur until the disclosing Party enters into a written confidentiality agreement with such potential corporate partner, licensee or sub-licensee to protect the confidentiality of such Information. Information that is preclinical and clinical data provided in the course of the Collaboration during the Collaboration Term may be disclosed by Epimmune to Takara under the Collaboration Agreement between Takara and Cytel (predecessor-in-interest to Epimmune), dated October 18, 1994, as amended, for use by Takara in the development of its program in the field of ex vivo cellular therapy for treatment of cancer in Japan, subject to the provisions of Section
         12.3. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such individuals and/or entities do not disclose or make any unauthorized use of the Information.

13.4 PUBLICITY AND DISCLOSURE OF AGREEMENT. All publicity relating to this Agreement shall be subject to the approval of both Parties. Except as required by law, neither Party shall disclose any non-public information with respect to the terms of this Agreement or concerning the collaboration hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. If either Party is required by securities laws or regulations to disclose the existence of this Agreement or its contents, then the disclosing Party shall notify the other Party of its disclosure obligations and shall obtain such other Party's consent, which may not be unreasonably withheld, to the form and content of such disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose the terms of this Agreement to lenders, investment bankers and other financial institutions solely for purposes of financing its operations if the disclosing Party uses reasonable efforts to obtain a signed confidentiality agreement with such financial institution with respect to such information, upon terms substantially similar to those contained in this Section.

13.5 PUBLICATION. The Parties shall cooperate in appropriate publication of the results of Research and Development work performed pursuant to this Agreement, subject to the predominating interest in obtaining patent protection for any patentable subject matter. Prior to any public disclosure of such results, the Party proposing disclosure shall send the other Party a copy of the information to be disclosed. The other Party shall have thirty (30) days from receipt to determine whether the information to be disclosed contains subject matter for which patent protection should be sought prior to disclosure, or otherwise contains Information of the reviewing Party which such Party desires to maintain as a trade secret. If notification is not received during the thirty
         (30) day period, the Party proposing disclosure shall be free to proceed with the disclosure. If due to a reasonable belief by the non-disclosing Party that the disclosure contains confidential Information for which a patentable invention should be sought, then prior to the expiration of the thirty (30) day period, the non-disclosing Party shall so notify the disclosing Party, which shall then delay public disclosure of the Information for an additional period of up to six (6) months to permit the preparation and filing of a patent application on the Information to be disclosed or other action to be taken. The Party proposing disclosure shall thereafter be free to publish or disclose the Information. The determination of authorship for any paper shall be in accordance with accepted scientific practice.


ARTICLE 14.  TERM.
------------------

14.1 TERM. This Agreement shall be in effect from the Effective Date and, unless earlier terminated pursuant to the terms of Article 15, shall continue in effect, on a Product-by-Product and country by country basis, until the later of (i) the last to expire of the patents included in the Epimmune Initial Technology, Epimmune Project Technology or Joint Technology, or (ii) the tenth (10th) anniversary of the Launch Date. Epimmune's obligation to pay royalties to Searle for products outside the Field, and the provisions of Article 12 shall be in effect from the Effective Date and, unless earlier terminated pursuant to the terms of Article 15, shall continue in effect, on a product-by-product and country by country basis, until the later of (i) the last to expire of the patents included in the Searle Project Technology, or (ii) the tenth (10th) anniversary of the date of the first sale of a product to a Third Party by Epimmune, its Affiliates or sublicensees through customary commercial channels of distribution.

14.2 EXPIRY. Upon the expiration of this Agreement, on a country by country basis, (a) Searle shall have a fully paid up, perpetual, royalty-free, non-exclusive license under the Epimmune Initial Technology and the Epimmune Project Technology, and (b) Epimmune shall have a fully paid up, perpetual, royalty-free, non-exclusive license under the Searle Project Technology.


ARTICLE 15.  TERMINATION
------------------------

15.1     RESEARCH COLLABORATION.

         15.1.1 The Parties have agreed to participate in the Collaboration until the earlier of the Completion of the Research Plan or the date that Epimmune has met its obligation under the Research Budget as contemplated under Subsection 2.2.1, which is anticipated to be an initial four year period ending December 31, 2001 (such period, as may be extended or earlier terminated, is referred to herein as the "Collaboration Term"). At least six (6) months prior to the end of the Collaboration Term, Searle shall inform Epimmune in writing whether it wishes to extend the Collaboration Term. If, within three months following such notice from Searle, the Parties have not agreed on the funding of the Collaboration for an additional period, then the Collaboration will terminate. In the event of any such termination, all terms and conditions (except Articles 2, 3 and 4) of this Agreement shall continue in full force and effect, and Searle may continue Development of the Products. Epimmune shall provide Searle with all documentation in its possession relevant to such Research and Development and shall cooperate with Searle to transfer Epimmune's Research and Development activities to Searle or its designee.

         15.1.2 Beginning at any time after the first anniversary of the Effective Date, the Collaboration and the Collaboration Term may be terminated by Searle at any time for any reason or no reason by giving Epimmune at least ninety (90) days prior written notice. In the event of any such termination, all terms and conditions (except Articles 2, 3 and 4) of this Agreement shall continue in full force and effect and, Searle may continue Development of the Products. Epimmune shall provide Searle with all documentation in its possession relevant to such Research and Development and shall cooperate with Searle to transfer Epimmune's Research and Development activities to Searle or its designee.

15.2 VOLUNTARY TERMINATION. Searle shall have the right to terminate this Agreement without cause at any time by giving Epimmune at least ninety
         (90) days prior written notice.

15.3 BREACH. Either Party may terminate this Agreement upon sixty (60) days' written notice if the other Party commits a material breach of any of its obligations hereunder and such other Party does not remedy such breach within said sixty (60) days, or, if such breach is not capable of cure within said sixty (60) days, does not commence remedy of such breach within such sixty (60) days.

15.4 INSOLVENCY. Either Party shall have the right to terminate this Agreement at any time by giving the other Party written notice, effective immediately, if such other Party is dissolved or liquidated, files or has filed against it a petition under any bankruptcy or insolvency law, makes an assignment for the benefit of its creditors or has a receiver appointed for all or substantially all of its property.

15.5     EFFECT OF TERMINATION.

         15.5.1 INTELLECTUAL PROPERTY RIGHTS. Following the termination of this Agreement for any reason (a) all Intellectual Property Rights owned by each Party as of the Effective Date shall continue to be owned exclusively by such Party, subject to the rights of each Party contained in this Agreement, and
                    (b) any Intellectual Property Rights relating to Joint Technology shall continue to be jointly owned, subject to the rights of each Party contained in this Agreement.

         15.5.2     VOLUNTARY TERMINATION; BREACH.

                    15.5.2.1 If Searle terminates this Agreement under subsection 15.2, or if Epimmune terminates this Agreement under subsection 15.3, then, except as provided in subsection (d) below,

                                   (a) with respect only to Products which were launched and Products for which applications for Regulatory Approvals were submitted as of the date such termination is effective, Searle shall continue to have the license rights granted hereunder and make all royalty payments and, if applicable, milestone payments for such Products in accordance with Articles 7 and 8 of this Agreement.

                                   (b)  except as provided in Subsection
                                        15.5.2.1(a),

                                        (i)   Searle shall (1) have no further
                                              rights under Epimmune Initial
                                              Technology or Epimmune Project
                                              Technology or Epimmune's rights in
                                              the Joint Technology and the
                                              licenses granted under Article 6
                                              shall terminate, (2) if necessary,
                                              grant Epimmune the license rights
                                              provided under Section 15.5.4, (3)
                                              return to Epimmune all data and
                                              technical information relating to
                                              such Technology, and (4) cooperate
                                              with Epimmune to transfer Searle's
                                              Development activities directly
                                              related to such Technology to
                                              Epimmune or its designee, except
                                              any such activities relating to
                                              Searle Cytokines other than as
                                              specifically provided in Section
                                              15.5.4, and

                                        (ii)  Epimmune shall (1) have the right
                                              to assume any agreements with any
                                              Third Party for the grant of
                                              license rights for the use of
                                              and/or supply of such Third
                                              Party's Cytokines, (2) upon the
                                              commercialization of any such
                                              Products, in consideration of the
                                              grant of license rights provided
                                              under Section 15.5.4, pay Searle:


                                              (A)  in the case where Searle
                                                   terminates this Agreement
                                                   under Section 15.2, a royalty
                                                   on the Net Sales of Product
                                                   Type 1 or the Epimmune
                                                   Product Component included in
                                                   any Product Type 2 sold by
                                                   Epimmune, its Affiliates or
                                                   sublicensees in the Field at
                                                   the following rates on a
                                                   Product-by-Product basis
                                                   depending on the stage of
                                                   Development achieved when
                                                   termination occurs:

                     Royalty      If termination occurs when the Product is
                     -------      -----------------------------------------
                     Rate         in the following stage of Development:
                     ----         --------------------------------------

                     [...***...] prior to the initiation of Phase I [...***...] during Phase I or Phase II studies [...***...] upon Phase II completion or during Phase III [...***...] upon Phase III completion with a submittable application for Regulatory Approval in a Key
                                  Market

                                                (B)   in the case where Epimmune
                                                      terminates this Agreement
                                                      under Section 15.3, a
                                                      royalty on the Net Sales
                                                      of Product Type 1 or the
                                                      Epimmune Product Component
                                                      included in any Product
                                                      Type 2 sold by Epimmune,
                                                      its Affiliates or
                                                      sublicensees in the Field
                                                      at the following rates on
                                                      a Product-by-Product basis
                                                      depending on the stage of
                                                      Development achieved when
                                                      termination occurs:


                                      -29-     CONFIDENTIAL TREATMENT REQUESTED

                     Royalty      If termination occurs when the Product is
                     -------      -----------------------------------------
                     Rate         in the following stage of Development:
                     ----         --------------------------------------

                     [...***...] prior to the initiation of Phase I [...***...] during Phase I or Phase II studies [...***...] upon Phase II completion or during Phase III [...***...] upon Phase III completion with a submittable application for Regulatory Approval in a Key
                                  Market


                                               (C)    in the case where either
                                                      Searle terminates this
                                                      Agreement under Section
                                                      15.2 or Epimmune
                                                      terminates this Agreement
                                                      under Section 15.3, Net
                                                      Sales of the Searle
                                                      Product Component packaged
                                                      alone or included in any
                                                      Product Type 2 sold by
                                                      Epimmune, its Affiliates
                                                      or sublicensees in the
                                                      Field at the higher of the
                                                      following rates:

                                                      (i)     [ *** ] for a
                                                              Searle Cytokine
                                                              covered by at
                                                              least one
                                                              composition of
                                                              matter claim of
                                                              the Patent Rights
                                                              contained in Joint
                                                              Technology; and

                                                      (ii)    [ *** ] for a
                                                              Searle Cytokine
                                                              covered by at
                                                              least one claim of
                                                              the Patent Rights
                                                              contained in
                                                              Searle Initial
                                                              Technology or
                                                              Searle Project
                                                              Technology.

                                   (c)  The provisions of Sections 1.26, 7.2(i)
                                        (except with respect to Searle
                                        Cytokines) and 7.3 and Article 8 shall
                                        apply mutatis mutandis to Epimmune with
                                        respect to all royalties payable by
                                        Epimmune under this Section 15.5.2.

                                   (d)  Notwithstanding the provisions of
                                        subsection (a) above, if Epimmune
                                        terminates this Agreement under
                                        subsection 15.3 due to Searle's failure
                                        to make a royalty payment required
                                        hereunder which is not the subject of a
                                        good faith dispute, then subsection (a)
                                        above shall not apply and subsection (b) shall also apply to any Products which were launched and/or for which applications for Regulatory Approvals were submitted as of the date such termination is effective. With respect only to any such Products which were launched and/or for which applications for Regulatory Approvals were submitted as of the date such termination is effective, Epimmune shall pay Searle a royalty of [...***...] on the Net Sales of any Product Type 1 or the Epimmune Product Component included in any Product Type 2 sold by Epimmune, its Affiliates or sublicensees in the Field.


                                      -30-     CONFIDENTIAL TREATMENT REQUESTED

                    15.5.2.2 If Searle terminates this Agreement under Subsection 15.3, Searle shall have the continuing right to make, have made, use, sell and import Products in the Field as provided in this Agreement, subject to the payment of all royalties and milestone payments due hereunder, except that all milestone payments which become due after the date such termination is effective shall be reduced by [...***....]

                    15.5.2.3 If Searle terminates this Agreement under Subsection 15.3 and Epimmune has failed to meet its funding obligations defined in
                                   Section 2.2.1 under the Collaboration,
                                   [...***...]

         15.5.3     INSOLVENCY.

                    15.5.3.1 In the event Epimmune becomes a debtor under the Bankruptcy Code, all rights and licenses granted under or pursuant to this Agreement by Epimmune to Searle are, and shall otherwise be deemed to be, for purposes of
                                   Section 365(n) of the Bankruptcy Code,
                                   licenses of rights to "intellectual property" as defined under Section 101(35)(a) of the Bankruptcy Code. The Parties agree that Searle, in addition to the rights granted to it under this Agreement, as licensee of rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. If a bankruptcy proceeding is commenced by or against Epimmune under the Bankruptcy Code, Searle shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefor by Searle. Such intellectual property and all embodiments thereof shall be promptly delivered to Searle: (a) upon any such commencement of a bankruptcy proceeding upon written request by Searle, unless Epimmune elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of Epimmune upon written request by Searle. Epimmune shall not interfere with the rights of Searle as provided in this Agreement, or any agreement supplementary hereto, to such intellectual property (including all such embodiments thereof), including any right of Searle to obtain such intellectual property (or such embodiment) from any other entity.


                                      -31-     CONFIDENTIAL TREATMENT REQUESTED

                    15.5.3.2 The provisions of the following sentence shall apply if Epimmune becomes a debtor under the Bankruptcy Code and if, in any bankruptcy proceeding relating thereto, Searle should lose the license rights granted by Epimmune in Section 6.1 with respect to any of the top fifteen (15) pharmaceutical markets in the world based on published IMS data at the time of such loss. In such event, the cumulative milestone payments set forth on Exhibit E shall be reduced by (a) [...***...] if Searle loses such rights in one of such top fifteen (15) pharmaceutical markets, and (b) [...***...] if Searle loses such rights in two or more of such fifteen
                                   (15) pharmaceutical markets.

                    15.5.3.3 During the term of this Agreement, Epimmune shall not grant any Third Party, other than a banking institution or other similar institution engaged primarily in the business of lending money or extending credit, a security interest in the Intellectual Property Rights.

         15.5.4     GRANT OF LICENSE TO EPIMMUNE.

                    15.5.4.1 In the event this Agreement is terminated by Searle pursuant to Section 15.2 or by Epimmune pursuant to Section 15.3, then Searle shall grant to Epimmune a semi-exclusive, worldwide license, with right to sublicense, under

                                   (a)  Searle Project Technology and Searle's
                                        rights under Joint Technology to make,
                                        have made, use and sell Products in the
                                        Field; provided, however, Epimmune shall have no right to practice or sublicense Searle Project Technology or Joint Technology for uses of Searle Cytokines except to the extent necessary to use a Searle Cytokine that was included in the formulation of a Product in Development under the Development Plan at the time of notice of such termination, and


                                      -32-     CONFIDENTIAL TREATMENT REQUESTED

                                   (b)  Searle Initial Technology for uses of
                                        Searle Cytokines only to the extent
                                        necessary to make, have made, use and
                                        sell Products in the Field which use a
                                        Searle Cytokine that was included in the formulation of a Product in Development under the Development Plan at the time of notice of such termination.

                                   For the avoidance of doubt, if more than one
                                   (1) Searle Cytokine was evaluated for use in the formulation of any Product, the license granted under this Section 15.5.4.1 shall apply only to the Searle Cytokine(s) selected by Epimmune for use in such Product. Also, for the avoidance of doubt, if Epimmune sublicenses the rights granted under this
                                   Section 15.5.4.1, any such sublicensee shall have no right whatsoever to use the Searle Initial Technology, Searle Project Technology or Searle's rights under the Joint Technology for any purpose other than the express grant of rights provided herein.

                                   Any such license shall contain applicable warranties by Searle to Epimmune similar to those made by Epimmune in Section 5.1. In connection with the grant of such license, Searle shall disclose to Epimmune in writing all Know-How included in the Searle Project Technology and Joint Technology licensed to Epimmune that was not previously disclosed to Epimmune and all Know-How included in the Searle Initial Technology relating to the specific Searle Cytokine(s) evaluated in connection with the Development of the Products described in Sections 15.5.4.1(a) and (b).

                    15.5.4.2       In consideration of the license granted under
                                   Section 15.5.4.1, Epimmune shall pay Searle the royalties provided in Section 15.5.2.1(b)(C).

                    15.5.4.3       In connection with the license granted under
                                   Section 15.5.4.1, Searle shall have the
                                   option, in its sole discretion and upon
                                   commercially reasonable terms to be agreed by the Parties, to either (i) provide Epimmune with the enabling technology to manufacture any Searle Cytokines contained in any Product covered by such license, or (ii) supply Epimmune with any such Searle Cytokines on such commercially reasonable terms, which terms shall be no less favorable than those granted by Searle to Third Parties for the purchase of Searle Cytokines or, if no Third Parties purchase Searle Cytokines, of a compound or product utilizing novel technology similar to Searle Cytokines.

15.6     SURVIVAL AND EFFECT OF TERMINATION. The provisions of Sections 11.1 and
         14.2 and Articles 8, 12, 13 (excluding Sections 13.4 and 13.5), 15 and 16 shall survive termination or expiration of this Agreement. Termination or expiration of this Agreement shall not deprive either Party of any rights or remedies either at law or in equity or relieve either Party of any of its obligations incurred prior to such termination or expiration. The Parties shall cooperate in good faith to wind-down the Development in order to minimize disruption of the Development and/or commercialization efforts.


ARTICLE 16.  INDEMNIFICATION.
-----------------------------

16.1 IN FAVOR OF SEARLE. Epimmune agrees to indemnify, defend and hold Searle harmless from and against any and all damages, losses, liabilities (including without limitation product liability with respect to Epimmune Technology) costs and expenses (including reasonable costs and attorneys fees) arising from any claim, lawsuit or other action made or brought against Searle as a result of (a) any negligent or willful act or omission of Epimmune, or (b) the breach of any provision, term, warranty or representation made by Epimmune herein; or (c) any claim alleging the infringement of a Third Party's intellectual property rights by the importing, making, using or selling Epimmune Initial Technology in the importing, making, using or selling of any Product.

16.2 IN FAVOR OF EPIMMUNE. Searle agrees to indemnify, defend and hold Epimmune harmless from and against any and all damages, losses, liabilities (including without limitation product liability with respect to Searle Technology) costs and expenses (including reasonable costs and attorneys fees) arising from any claim, lawsuit or other action made or brought against Epimmune as a result of (a) any negligent or willful act or omission of Searle, or (b) the breach of any provision, term, warranty or representation made by Searle herein; or (c) any claim alleging the infringement of a Third Party's intellectual property rights by the importing, making, using or selling Searle Initial Technology in the importing, making, using or selling of any Product.

16.3 LIMITATION. Notwithstanding anything to the contrary set forth above or elsewhere herein, in no event shall either Party be (a) required to indemnify the other party for such other Party's negligence or intentional misconduct, or (b) responsible for the lost profits, consequential or indirect damages of the other Party.

16.4 NOTICE. Should any claim arise which could reasonably lead to a claim or demand for indemnification, the Party seeking indemnification ("Indemnified party") shall promptly notify the other Party ("Indemnifying party") of the claim and the facts constituting the basis for such claim. The Indemnified party shall not settle or compromise any such claim without the prior written consent of the Indemnifying party, which consent shall not be unreasonably withheld.

16.5 DEFENSE. The Indemnifying party may, upon written notice to the Indemnified party, assume the defense of any claim at its sole cost and expense. The Indemnified party shall provide reasonable assistance in the defense of such claim in the event the Indemnifying party assumes the defense as set forth above.


ARTICLE 17.  DILIGENT PERFORMANCE; NEW OPPORTUNITIES.
-----------------------------------------------------

17.1 DILIGENCE STANDARDS. Each Party shall use commercially reasonable and diligent efforts to perform its respective obligations under the Research Plan and the Development Plan, as either or both may be amended from time to time pursuant to the term of this Agreement, and shall ensure that such responsibilities are carried out adhering to the highest ethical and safety standards. Each Party shall provide qualified, experienced personnel to carry out its respective obligations under the Research Plan and the Development Plan. As used herein, "commercially reasonable and diligent efforts" means, unless the parties agree otherwise, those efforts consistent with the exercise of prudent scientific and business judgment as applied to activities conducted with regard to other programs or products of similar potential and market size in the pharmaceutical industry.

17.2     SEARLE DILIGENCE.

         17.2.1 Epimmune may provide 90 days written notice to Searle if, in its opinion, Searle is not using commercially reasonable and diligent efforts in the performance of its obligations under the Research Plan and the Development Plan, in order for the parties to discuss the situation and for Searle to make diligent and continuing efforts to rectify the situation during such 90 day period. In the event that the parties are unable to resolve their differences within such 90 day period, such dispute shall be submitted for resolution to the senior executive of each Party (i.e., the President of Epimmune and the President of Searle R&D). If the senior executives are unable to satisfactorily resolve such dispute within 30 days of the date it was submitted to them, then the dispute shall be submitted for binding arbitration in accordance with Section 19.12.

         17.2.2 Searle shall (i) make a determination to pursue research and development of Products which are [...***...] and commit sufficient resources to enable pre-clinical development of a

                                      -35-      CONFIDENTIAL TREATMENT REQUESTED

                 Product which is a [...***...] [...***...] by [...***...] and
                 (ii) issue a Product Alert for a Product which is a [...***...] by [...***...] provided the Product candidate offered by Epimmune meets the Product specifications provided by Searle, such specifications to be provided as soon as practicable following the Effective Date, and if such Product candidate fails to meet such specifications then such date shall be extended on a day-by-day basis for each day after [...***...] until the date such Product candidate meeting such specifications is provided. In the event that Epimmune has not provided data regarding the [...***...] in accordance with the requirements of the Research Plan by [...***...] the dates set forth in (i) and (ii) of the preceding sentence shall be extended on a day-by-day basis for each day after [...***...] until the date such data is provided. In the event that Searle does not satisfy the diligence requirements set forth in this
                 Section 17.2.2, then Epimmune may terminate the license granted to Searle by Epimmune in Section 6.1 with respect to the PADRE technology for the development of [...***...] upon written notice to Searle.

         17.2.3 In the event that, as of [...***...] Searle is not pursuing development of any Product that is a [...***...] or has not paid the milestone associated with a Product Alert for any Product that is a [...***...] then Searle shall issue a Product Alert with respect to at least one Product [...***...] and pay the associated milestone payment by [...***....] In the event that Searle does not satisfy the diligence requirements set forth in this Section 17.2.3, then Epimmune may terminate the license granted to Searle by Epimmune in Section 6.1 with respect to [...***...] upon written notice to Searle.

         17.2.4 If Searle decides not to proceed with the Development of a Product in Development under the Development Plan, or if no significant Development action has been taken by Searle with respect to a Product in Development under the Development Plan, as updated, for a period of [...***...] the provisions of this
                 Section 17.2.4 shall apply with respect to such Product (an "Abandoned Product"). Searle shall promptly provide notice to Epimmune of any decision not to proceed with a Product in Development under the Development Plan. Upon written notice to Searle, Epimmune may elect to conduct further development of any such Abandoned Product for any indication that is not included in any launched Product or in any Product for which Regulatory Approval applications have been submitted or in any Product in development under the Development Plan and the license granted to Searle by Epimmune in Section 6.1 shall terminate with respect to any such Abandoned Product. Notwithstanding the foregoing, an Abandoned Product shall not be deemed to include any (i) back-up compound, the development of which depends on the success of the lead compound, or (ii) Product or compound, the development of which has been delayed as part of the overall pipeline management strategy in order to optimize the applicable technology platform.



                                      -36-     CONFIDENTIAL TREATMENT REQUESTED

         17.2.5 If any failure to act diligently as required in Sections 17.2.1, 17.2.2, 17.2.3 and/or 17.2.4 is due to scientific and/or technical results, clinical study problems outside of Searle's control, action by any Regulatory Authority or mutual agreement of the parties, then the time periods for such diligence requirements set forth therein shall be adjusted accordingly.

17.3     EPIMMUNE DILIGENCE.

         17.3.1 Searle may provide 90 days written notice to Epimmune if Epimmune has failed to complete Research activities for which it is responsible under the Research Plan, as amended from time to time, within six (6) months following the date such activity was scheduled for completion, in order for Epimmune to make diligent and continuing efforts to rectify the situation during such 90 day period. In the event that the parties are unable to resolve their differences within such 90 day period, such dispute shall be submitted for resolution to the senior executive of each Party (i.e., the President of Epimmune and the President of Searle R&D). If the senior executives are unable to satisfactorily resolve such dispute within 30 days of the date it was submitted to them, then the dispute shall be submitted for binding arbitration in accordance with Section 19.12.

         17.3.2 In the event, for the first Product [...***...] appropriate for clinical trials which cover [...***...] has not occurred by [...***...] then the amount due for the achievement of the milestone event(s) provided in Item I.1. of Exhibit E shall be reduced by [...***...] following such date that such [...***... .] As of the [...***...] no payment shall be due Epimmune for the achievement of the milestone event(s) provided in Item I.1. of Exhibit E.

         17.3.3 In the event, for the first Product under the [...***...] appropriate for clinical trials which cover [...***...] has not occurred by [...***...] then the amount due for the achievement of the milestone event(s) provided in Item I.1. of Exhibit E shall be reduced by [...***...] following such date that such
                 [...***....] As of the [...***...] no payment shall be due
                 Epimmune for the achievement of the milestone event(s) provided in Item I.1. of Exhibit E.


                                      -37-     CONFIDENTIAL TREATMENT REQUESTED

         17.3.4 If any failure to act diligently as required in Sections 17.3.1, 17.3.2 and 17.3.3 is due to scientific and/or technical results, action by any Regulatory Authority or mutual agreement of the parties, then the time periods for such diligence requirements set forth therein shall be adjusted accordingly.

17.4 NEW OPPORTUNITIES. Following the [...***...] Epimmune may present ideas for Products or technology not already contained in the Research Plan or Development Plan(s) for inclusion in the Collaboration in reasonable detail as is normally included in order to make a decision on compound research within the pharmaceutical industry for consideration by Searle (a "Proposal"). Searle shall consider any such Proposal in a timely manner. If Searle determines in good faith that it is interested in pursuing the Proposal under the Collaboration, the Parties will agree on how to proceed with research and development of the Product or the Development Plan. In the event that the Parties are unable to agree, such dispute shall be submitted for resolution to the senior executive of each Party (i.e., the President of Epimmune and the President of Searle R&D). If the senior executives are unable to satisfactorily resolve such dispute within 30 days of the date it was submitted to them, then the dispute shall be submitted for binding arbitration in accordance with Section 19.12. In the event Searle elects not to pursue such Proposal under the Collaboration [...***...] upon written notice to Searle, Epimmune may pursue the development of Products or technology as described in the Proposal and the license granted to Searle by Epimmune in Section 6.1 shall terminate solely with respect to such Products or technology so rejected by Searle. For purposes of this Section 17.4, a "Proposal" shall include a product concept for one or more indications, with as much information as can be reasonably determined about product specifications, and all relevant internal data, relevant data from the literature, summary competitive analysis and an overview at the target market(s).


ARTICLE 18.  ASSIGNMENT.
------------------------

Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent, which shall not be unreasonably withheld, of the other Party, except to an Affiliate of the assigning Party or to any Third Party who acquires all or substantially all of the business of the assigning Party by merger, sale of assets or otherwise, so long as such Affiliate or Third Party agrees in writing to be bound by the terms of this Agreement. The assigning Party shall remain primarily liable hereunder notwithstanding any such assignment.


                                      -38-     CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 19.  MISCELLANEOUS.
---------------------------

19.1 WAIVER. The failure by either Party to require performance by the other Party of any of its obligations hereunder shall in no manner affect the right of such Party to enforce the same at a later time. No waiver by either Party of any condition, or of the breach of any provision of this Agreement, whether by conduct or otherwise shall be deemed to be or construed as a further or continuing waiver thereof.

19.2 AMENDMENTS. This Agreement may not be amended except in writing, signed by both Parties.

19.3 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deleted, and, if possible, replaced by a provision which achieves the intent of the Parties.

19.4 RELATIONSHIP BETWEEN THE PARTIES. Nothing in this Agreement is intended nor shall be construed to create a partnership or joint venture between Epimmune and Searle. Neither Party shall have the express or implied authority to assume or create any obligations on behalf of or in the name of the other Party.

19.5 CORRESPONDENCE AND NOTICES. Extraordinary notices and communications (including but not limited to notices of termination, force majeure, material breach, change of address) shall be in writing and sent by prepaid registered or certified air mail, or by facsimile confirmed by prepaid registered or certified air mail letter, and shall be deemed to have been properly served to the addressee upon receipt of such written communication.

         In the case of Epimmune, such address shall be:

                  Epimmune Inc.
                  6555 Nancy Ridge Drive
                  Suite 200
                  San Diego, California  92121
                  Attn:     President
                  Fax:      (619) 404-7177
         with a copy to:

                  Cooley Godward LLP
                  4365 Executive Drive, Suite 1100
                  San Diego, California  92121
                  Attn:  Frederick T. Muto, Esq.
                  Tel:      (619) 550-6000
                  Fax:      (619) 453-3555

         and in the case of Searle, such address shall be:

                  G. D. Searle & Co.
                  P. O. Box 5110
                  Chicago, IL 60680-5110
                  Attn:     Vice President, Business Development
                  Fax:      (847) 967-2070

         with a copy to:

                  Attn:     General Counsel
                   Fax:     (847) 967-2045

19.6 CHOICE OF LAW. This Agreement is subject to and governed by the laws of Illinois (except the choice of laws rules thereof). The venue for any legal proceedings shall be Illinois for legal proceedings brought by Epimmune against Searle and California for legal proceedings brought by Searle against Epimmune.

19.7 FORCE MAJEURE. Neither Party shall be liable to the other for delay or failure in performing any of its obligations if and to the extent that such failure or delay is due to circumstances beyond its control which it could not have avoided by the exercise of reasonable diligence. It shall notify the other Party promptly should such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all commercially reasonable efforts to resume performance of its obligations as soon as practicable.

19.8 REGISTRATION AND FILING OF THE AGREEMENT. To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including without limitation the U.S. Securities and Exchange Commission, the Competition Directorate of the Commission of the European Communities or the U.S. Federal Trade Commission, in accordance with applicable laws and regulations, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith. In such situation, the Parties will request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by law. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom. Without limiting the foregoing, the Parties agree to make all necessary filings required under the Hart-Scott-Rodino Antitrust Improvements act of 1976, as amended, and to cooperate with each other so as to comply therewith on a timely basis in light of the provisions of this Agreement.



                                      -40-     CONFIDENTIAL TREATMENT REQUESTED

19.9 EXPORT. The Parties agree to abide by the export laws and regulations of the United States and to cooperate with each other in obtaining any required export license applicable to the subject matter of this Agreement.

19.10 ENTIRE AGREEMENT. This Agreement together with its Exhibits and further agreements mentioned herein constitutes the entire agreement of the Parties with respect to the subject matter hereof as of its date, and supersedes all prior agreements (including the Prior Agreements), understandings, representations and proposals, written or oral, relating thereto.

19.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

19.12 ARBITRATION. Any dispute arising under Section 1.26, 3.2.4 or Article 17 will be finally settled by arbitration in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Upon the written request of either party, arbitration will be by one arbitrator with relevant experience in the pharmaceutical industry selected within 30 days of such arbitration request by mutual agreement of the Parties (or in accordance with AAA rules if the Parties are unable to reach agreement on the selection of such arbitrator). Judgment upon the award rendered by the panel, or single arbitrator as the case may be, shall be final and nonappealable and may be entered in any court having jurisdiction thereof. The location for any arbitration initiated by either party shall be Dallas, Texas, or at such other place as the parties may mutually agree.


              [the remainder of this page intentionally left blank]

         IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the year first set forth above.

G.D. SEARLE & CO.                        EPIMMUNE INC.



By:/s/ R.V. De Schutter                  By:/s/ Deborah Schueren
   --------------------                     --------------------
     R. U. De Schutter                      Deborah Schueren
     Chairman and Chief Executive           President
     Officer and President

                                    EXHIBITS
                                    --------


                             A            EPIMMUNE PATENT RIGHTS
                             B            SEARLE PATENT RIGHTS
                             C            PRELIMINARY RESEARCH PLAN
                             D            PRELIMINARY RESEARCH BUDGET
                             E            MILESTONE PAYMENTS

                                    EXHIBIT A
                                    ---------
                             EPIMMUNE PATENT RIGHTS

                                   [...***...]

                        CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT B
                                    ---------
                              SEARLE PATENT RIGHTS

                                   [...***...}

                        CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT C
                                    ---------
                            PRELIMINARY RESEARCH PLAN

                                   [...***...}

                        CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT D
                                    ---------
                           PRELIMINARY RESEARCH BUDGET

                                    EXHIBIT E
                                    ---------
                               MILESTONE PAYMENTS


For purposes of this Exhibit E, the following definitions shall apply:

(a) "First Product" means (i) for purposes of Articles I and II, the first Product developed hereunder containing a [...***...] and (ii) for purposes of Article III, the first Product developed hereunder containing [...***....]

(b) "New Product" means any Product, whose composition (based on components or formulation) is not identical to the First Product, for the treatment of a specific type of cancer or cancers.

(c) "Additional Indication" means any indication, other than the specific cancer(s) treated in the first indication of the First Product or of any New Product. By way of illustration or example, if [...***...] is the specific cancer treated as the first indication in either the First Product or a New Product, then each of [...***...] shall be "Additional Indications".

Subject to the provisos contained in Article IV of this Exhibit E, Searle shall pay Epimmune the following amounts upon the occurrence of each of the following milestone events with respect to each of [...***...]

  I.  [...***...]
      -----------

      1. Subject to sections 17.3.2 and 17.3.3 of the Agreement, [...***...] upon the issuance of the first to occur of either (i) a single Product Alert for a compound containing epitopes appropriate for clinical trials which cover [...***...] for the treatment of [...***...] or (ii) the last of separate Product Alerts for compounds containing epitopes appropriate for clinical trials which cover, [...***...] for the treatment of [...***...] or (iii) twelve (12) months after selection of epitopes appropriate for clinical trials which cover [...***...] for the treatment of [...***....]

      2. [...***...] upon the start of Phase I/II clinical studies for (A) the First Product, and (B) each New Product.


                                      -47-      CONFIDENTIAL TREATMENT REQUESTED

      3. [...***...] upon (A) the completion of Phase II clinical studies for the first indication of the First Product, where completion of such studies shall be deemed to occur upon the determination by Searle that the data resulting therefrom supports the start of Phase III studies and no additional Phase II studies are required, and (B) the start of Phase III clinical studies for the first indication of each New Product.

      4. [...***...] upon the start of Phase III clinical studies for each Additional Indication of (A) the First Product and (B) each New Product.

      5. [...***...] upon the submission in the first of the Key Markets to the Regulatory Authority of the application for Regulatory Approval of the first indication of the (A) First Product and (B) each New Product.

      6.   [...***...] upo
n the Launch Date in the first of the Key Markets of
           the first indication of the (A) First Product and (B) each New
           Product.

      7. [...***...] upon the Launch Date in the first of the Key Markets of each Additional Indication of (A) the First Product and (B) each New Product.

II.   [...***...]
      -----------

           1.    [...***...] upon the issuance of the First Product Alert
                 [...***...]

           2.    [...***...] upon the start of Phase I/II clinical studies for
                 (A) the First Product, and (B) each New Product.

           3. [...***...] upon the start of Phase III clinical studies for the first indication of (A) the First Product, and (B) each New Product.

           4. [...***...] upon the start of Phase III clinical studies for each Additional Indication of (A) the First Product and (B) each New Product.

           5. [...***...] upon the submission in the first of the Key Markets to the Regulatory Authority of the application for Regulatory Approval of the first indication of the (A) First Product and
                 (B) each New Product.

           6. [...***...] upon the Launch Date in the first of the Key Markets of the first indication of the (A) First Product and
                 (B) each New Product.

           7. [...***...] upon the Launch Date in the first of the Key Markets of each Additional Indication of (A) the First Product and (B) each New Product.


                                      -48-      CONFIDENTIAL TREATMENT REQUESTED

III.  [...***...]
      -----------

           1. [...***...] upon the issuance of a Product Alert satisfying the Product specifications defined by Searle for the First Product.

           2.    [...***...] upon the start of Phase I/II clinical studies for
                 (A) the First Product, and (B) each New Product.

           3. [...***...] upon the start of Phase III clinical studies for the first indication of (A) the First Product, and (B) each New Product.

           4.    [...***...] upon the start of Phase III clinical studies for each Additional Indication of (A) the First Product, and (B) each New Product.

           5. [...***...] upon the submission in the first of the Key Markets to the Regulatory Authority of the application for Regulatory Approval of the first indication of (A) the First Product, and
                 (B) each New Product.

           6. [...***...] upon the Launch Date in the first of the Key Markets of the first indication of (A) the First Product, and
                 (B) each New Product.

           7. [...***...] upon the Launch Date in the first of the Key Markets of each Additional Indication of (A) the First Product, and (B) each New Product.

IV.   PROVISOS
      --------

      1. If, [...***...] a compound under Development fails and a back-up compound is selected for Development in place thereof for the same indications as the failed compound, then milestone payments will be payable (upon the occurrence of the applicable triggering event) only for those milestone events for which a payment was not previously made with respect to the failed compound. For the avoidance of doubt, no milestone payments shall be made for any back-up compound except in the event a back-up compound replaces a lead compound in Development.

      2. It is the intention of the parties to begin Research and Development of Products [...***...] then to [...***...] for pursuing Research and Development of Products [...***...] If, for any technical, commercial and/or strategic reasons, the parties agree to abandon Development of Products within [...***...] in favor of the Research and Development of Products within the [...***...] then, for any milestone events achieved within the [...***...] which are for the same milestone events (i.e. for the same indication) already achieved within the [...***...] Searle shall pay Epimmune [...***...] of the amount otherwise due for achievement of such [...***...] events provided that this [...***...] cutback shall not apply to any Product Alert milestone. For example, if the first three clinical milestone payments have been made for the First Product developed within the [...***...] prior to the abandonment of such platform, then Searle shall pay Epimmune [...***...] of the first three clinical milestones payments for the First Product developed within the [...***...].


                                      -49-      CONFIDENTIAL TREATMENT REQUESTED

      3. Under Articles I, II and III above, the milestones stated are milestones owed for the first achievement of a milestone event for each Product indication without regard to the technology platform under which such Product was developed. The milestones due upon each subsequent achievement of a milestone event for the same indication within the same technology platform for second generation Products or within another technology platform shall be reduced by [...***...]. For example, the milestone payments would be [...***...] for the start of Phase I/II clinical studies for a Product for the treatment of [...***...] developed under the [...***...] and [...***...] for the subsequent start of Phase I/II clinical studies for a Product for the treatment of [...***...] developed under the [...***...] or a second generation Product for the treatment of [...***...] developed under the [...***...]

      4. Payments made by Searle for milestone events achieved for [...***...] Products under Article III shall in no event exceed [...***...] for each such Product developed under this Agreement.









                                      -50-      CONFIDENTIAL TREATMENT REQUESTED